FOR IMMEDIATE RELEASE

Encore Medical’s Proposed Acquisition of Compex Technologies
Clears Antitrust Review

Austin, Texas January 19, 2006 – Encore Medical Corporation (Nasdaq: ENMC) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to its pending acquisition of Compex Technologies, Inc. (Nasdaq: CMPX), expired on January 18, 2006. On November 14, 2005, Encore announced that it had agreed to acquire Compex Technologies for approximately $94 million in stock, along with assuming $15 million in debt, subject to certain adjustments.

The closing of the acquisition remains subject to other customary conditions. Encore currently expects the transaction to close in the first quarter of 2006.

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and products for orthopedic rehabilitation, pain management and physical therapy. Based in Austin, Texas, Encore’s products are used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries. Encore’s non-invasive medical devices and related accessories are primarily used by patients for at-home physical therapy. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products and spinal implants. Through its Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. For more information, visit www.encoremed.com.

###

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning expectations for the timing of the closing of pending acquisitions. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, the fulfillment of all requisite closing conditions could affect the timing of this acquisition. In addition, the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in the Business section of Encore Medical’s Annual Report on Form 10-K for the year ended December 31, 2004 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

Contact:	Harry L. Zimmerman, Executive Vice President (512) 832-9500 Harry_Zimmerman@encoremed.com

Media:	Davis Henley, Vice President – Business Development

(512) 832-9500

Davis_Henley@encoremed.com